Exhibit 10.40

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS [†].

AMENDMENT #1 TO COLLABORATION AGREEMENT

This Amendment #1 (this “Amendment”) to the parties’ Collaboration Agreement (the “Agreement”) dated as of August 4, 2017 is made by and between NanoString Technologies, Inc. (“NanoString”), and Lam Research Corporation (“Lam”) as of May 28, 2019 (the “Amendment Effective Date”). All capitalized terms used but not defined herein shall have the same meaning assigned to them in the Agreement.

WHEREAS, NanoString and Lam desire to amend the Agreement to include a new Product to be developed by NanoString and to clarify the royalty obligation in connection with such Product;

NOW THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually agree as follows:

1.	Amendments to the Agreement

a.	Section 1.22a is added to the Agreement:

“1.22a
“Hyb & Count Technology” means the chronological hybridization of nanobarcodes to a target nucleic acid and identification of the target nucleic acid by the chronological order in which the nanobarcodes are detected.

b.	Section 1.35.1, “Instrument” shall be amended by adding the following subsection (c):

“or (c) any gene profiling platform that utilizes Hyb & Count Technology developed by NanoString within or outside the Development Plan based on NanoString Collaboration Technology.”

c.	Section 2.1.3 shall be amended as follows:

i.	The penultimate sentence shall be replaced in its entirety by the following:

Notwithstanding the foregoing, decisions regarding (i) Development Failure, (ii) amendments and modifications to the Development Plan that will delay Development by [†] or result in a Product that no longer relies on the Hyb& Seq Technology or Hyb & Count Technology, (iii) decisions on technology ownership pursuant to Section 2.1.1(f), (iv) amendments and modifications to the Development Plan that alter the ultimate target market for the Product away from clinical diagnostic sequencing or Hyb & Count Technology, and (v) proposed budget increases that would result in the Quarterly Budget for the [†] covered by a Forecast to be [†], cannot be taken without concurrence of the Parties.

d.	A new Section 5 shall be added to Exhibit A, Product Development Plan:

[†]

2.	Miscellaneous

Except as amended in this Amendment, all other terms of the Agreement shall remain in full force and effect and are unaffected by this Amendment. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all parties notwithstanding that each of the parties may have signed different counterparts. Signatures to this Amendment transmitted by fax, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of the Amendment, shall have the same effect as physical delivery of the paper document bearing the original signature.

IN WITNESS WHEREOF, the parties have by duly authorized persons executed this Amendment as of the Amendment Effective Date set forth above.

NANOSTRING TECHNOLOGIES, INC.		LAM RESEARCH CORPORATION
By:	/s/ R. Bradley Gray	By:	/s/ Gary Bultman
Name:	Brad Gray	Name:	Gary Bultman
Title:	President & CEO	Title:	SVP Strategic Development
Date:	5/28/2019	Date:	5/29/2019

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